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                                                                   EXHIBIT 10.23

                            CHICAGO INVESTMENT GROUP
                                  INCORPORATED
                                Established 1981

                                                                  August 8, 2000

Mr. Gein Fein
1640 Fifth St., Suite 218
Santa Monica, CA 90401

RE:      Fee And Non-Exclusive Placement Agreement

Dear Mr. Fein:

This confidential Fee agreement and Non-Exclusive Placement Agreement (the "Agreement") is made between Corpas Investments, Inc. (the "Company") with its office located at 1640 Fifth St., Suite 218 Santa Monica, CA 90401 and Chicago Investment Group, Inc. (the "Placement Agent") with its office located at 39 South LaSalle Street, Suite 325, Chicago, IL 60603.

This Fee and Non-Exclusive Placement Agreement confirms that the Company is interested in having Chicago Investment Group, Inc., (the "Placement Agent") provide an introduction for the Company to find sources willing and capable of meeting its financing needs.

Anticipated financing of between $100,000 and $2,500,000 or more, on a best efforts basis is required for the ongoing operations, in pursuit of your effort to develop the Company.

Certain other conditions, representations and points include:

         1. The Agent agrees to provide introductions for the Company on a best efforts basis to find sources known to it. An introduction will be viewed as formally made by means of facsimile, United States Postal Service, conference call or hand delivered letter to the Company. The Company understands that no guarantee or assurance has been nor can be provided by the Agent that its efforts will lead to the Company being provided with financing. The Company, its agents, heirs, assignees and successors agree that there can be no direct contact between the Company, its agents and the source of the potential financing without the written authorization or consent of the Agent. Said provision shall remain in effect for two years from the date of the initial introductions.

         2. No expense reimbursement of any kind will be payable to the Company by the Agent or any other party with respect to this agreement, except as agreed to in writing prior to the expenditure.

         3. The fee schedule described herein is the total fee to the Agent and is the only compensation from the Company to the Agent with respect to this agreement, or any financing received by the Company. It is comprised of the following components. The specified fee as a percentage will be payable to the Agent in United States currency in accordance with the following:

                           6% fee on any money raised, payable to Chicago Investment Group, Inc., upon receipt of any funding by the Company or its affiliates from a source introduced by the Agent.

         4. Fees discussed in this agreement are payable by the Company upon receipt of funding. Fees will be paid by wire in immediately available U.S. denominational funds to the accounts of Chicago Investment Group, at Mid City National Bank of Chicago, IL ABA Number 071001737 FFC Chicago Investment Group Inc. for account # 5101573.


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         5.       If the Company accepts financing from any parties introduced to it through the efforts of the agent, the Company agrees to pay the Agent in accordance with this agreement with respect to the funds received by the Company from such introduced parties for a period of two years from the date of the introduction.

         6. Disputes will be resolved in arbitration. The Company and the Agent will each select an American Arbitration Association
                  (AAA) accredited, authorized member. They will then select a third (AAA) representative to decide the matter in dispute. Their majority or unanimous decision will be binding upon all parties. The arbitration will take place at the AAA offices, in Chicago, Illinois.

         7. The terms of this agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective heirs, representatives, successors and assigns. This agreement may not be amended, modified or cancelled except by a written instrument executed by the parties hereto specifically referring to the provision hereof may not be waived except by written agreement executed by the party making the waiver.

          8. The Company represents and warrants that this agreement has been authorized by all necessary corporate action and constitutes a valid, binding and enforceable obligation of the Company in accordance with its terms.

          9. The Agent represents and warrants that (a) this agreement has been authorized by all necessary corporate action and constitutes a valid, binding and enforceable obligation of the Agent in accordance with its terms, (b) the Agent is duly registered pursuant to the applicable provisions of the Securities Exchange Act of 1933, as a dealer, is a member in good standing of the National Association of Securities Dealers, Inc. (NASD); and is duly registered as an Agent-Dealer in such states as the agent is required to be registered in order to perform its obligations pursuant to this agreement, and the Agent agrees that this is a non-exclusive placement agreement.

         10. This agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter thereof. No modifications, amendments, or waiver of any provisions of this agreement shall be valid unless in writing and signed by a duly authorized officer or representative of each of the parties hereto. This agreement shall be binding on both sides, their agents, representative, subsidiary, assignees, or successors. This agreement may be executed in counterparts, and facsimile signature will be deemed as original.


Corpas Investments, Inc.
By:

/s/ Gene Fein
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Mr. Gene Fein
President
Dated: 8/13/00



CHICAGO INVESTMENT GROUP
By:

/s/ Richard P. Lynch
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Mr. Richard P. Lynch
CEO
Dated: